Exhibit 99

For release: November 7, 2007

Contact: Gerald Coggin, Senior VP of Corporate Relations

Phone: (615) 890-2020

NHC to Pay Preferred and Common Dividends

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC; NHC.PR.A), one of the nation’s oldest long-term health care companies, announced today that it will pay a pro rata quarterly dividend of 16.89 cents per preferred share to shareholders of record on December 17 and payable on January 15, 2008; and a quarterly dividend of 21 cents per common share to shareholders of record on December 31 and payable on March 3, 2008.

This is the first preferred stock dividend paid since the merger of NHC and National Health Realty on October 31.  The 16.89 cents is the pro rata dividend for the short period from the issuance date of November 1 through January 15.  The quarterly dividend for full quarters will be 20 cents per preferred share.

NHC operates for itself and third parties 73 long-term health care centers with 9,127 beds. NHC also operates 31 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice and a rehabilitation services company. Other information about the company can be found on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance.  All forward-looking statements represent NHC’s best judgment as of the date of this release.